PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
August 24, 2016

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2016 SECOND QUARTER EPS ABOVE GUIDANCE AND RAISES FULL YEAR EPS GUIDANCE

•	Second quarter revenue increased 4% on a GAAP basis to $1.93 billion (increased 5% on a constant currency basis) compared to the prior year period.

•	Second quarter EPS on a GAAP basis was $1.11 compared to $1.22 in the prior year period.

•
Second quarter EPS on a non-GAAP basis was $1.47, which exceeded previous guidance of $1.25 to $1.30 and included a $0.46 per share negative impact compared to the prior year period related to foreign currency exchange rates.

•	Full year 2016 EPS guidance on a GAAP basis is projected to be in a range of $7.50 to $7.60.

•
Full year 2016 EPS guidance on a non-GAAP basis is projected to be in a range of $6.55 to $6.65, which includes a negative impact of approximately $1.60 per share related to foreign currency exchange rates. Previous guidance was $6.45 to $6.55, which included a $1.55 per share negative impact related to foreign currency exchange rates.

New York, New York - PVH Corp. [NYSE: PVH] reported 2016 second quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also non-GAAP financial measures. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Our strong performance year to date exceeded our expectations and demonstrated our ability to deliver against our 2016 plan, despite the challenging macroeconomic environment. We experienced strong momentum in our Calvin Klein and Tommy Hilfiger International businesses and have seen improvement across our North America wholesale businesses, but we continue to be pressured by weakness in traffic and consumer spending trends at our Tommy Hilfiger and Calvin Klein U.S. stores located in international tourist locations.”

Mr. Chirico continued, “Our strong first half results allow us to continue to reinvest in our brands and the business. We are excited by the marketing investments and commercial initiatives each of our brands are launching over the next six months, from our creative team leadership change at Calvin Klein to our launch of the Gigi Hadid capsule collection and Fall 2016 womenswear campaign for Tommy Hilfiger, as well as our ongoing digital commerce efforts.”

Mr. Chirico concluded, “Looking ahead to the remainder of 2016, we are increasing our earnings guidance for the year, while continuing to take a prudent approach to planning our business, as we expect the macroeconomic and geopolitical volatility around the world to continue to impact the consumer. We believe our proven business model and talented associates will enable us to execute our strategic initiatives in an ever-changing retail environment and deliver stockholder value.”

Second Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 12% to $726 million on a GAAP basis (increased 15% on a constant currency basis) compared to the prior year period. Calvin Klein North America revenue increased 11% to $398 million on a GAAP basis (increased 12% on a constant currency basis) compared to the prior year period primarily driven by continued healthy performance across the North America wholesale businesses. Revenue in the North America retail business grew modestly, as square footage expansion in Company-operated stores was partially offset by a 4% comparable store sales decline driven by continued weakness in traffic and consumer spending trends in Calvin Klein’s U.S. stores located in international tourist locations. Calvin Klein International revenue increased 13% to $328 million on a GAAP basis (increased 17% on a constant currency basis) compared to the prior year period, including an 11% increase in comparable store sales. The robust performance was driven by growth across Europe and Asia.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $106 million, inclusive of a $15 million negative impact due to foreign currency exchange rates, compared to $81 million in the prior year period. The significant earnings increase was due principally to the revenue increase mentioned above and the favorable impact of a shift of advertising spending into the second half of 2016 from the second quarter when compared to the prior year period.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 6% to $860 million on a GAAP basis (increased 7% on a constant currency basis) compared to the prior year period. Tommy Hilfiger North America revenue increased 3% to $407 million on a GAAP basis (also increased 3% on a constant currency basis) compared to the prior year period, as growth in the wholesale business was partially offset by continued softness in the U.S. retail business. North America comparable store sales declined 7% compared to the prior year period, driven by continued weakness in traffic and consumer spending trends in Tommy Hilfiger’s U.S. stores located in international tourist locations. Tommy Hilfiger International revenue increased 10% to $453 million on a GAAP basis (increased 11% on a constant currency basis) compared to the prior year period, driven by continued strong growth in Europe, including an 8% increase in comparable store sales, and the Company’s April 2016 acquisition of the 55% interest in its joint venture for Tommy Hilfiger in China (“TH China”) that it did not already own (the “TH China acquisition”).

Earnings before interest and taxes on a GAAP basis for the quarter decreased $22 million to $76 million compared to the prior year period principally due to costs incurred in connection with (i) the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets, and (ii) the licensing to G-III Apparel Group, Ltd. of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada.

Earnings before interest and taxes on a non-GAAP basis for the quarter of $97 million, which excluded the $22 million of costs identified above, was relatively flat compared to the prior year period and included a $24 million negative impact due to foreign currency exchange rates. Excluding the negative impact of foreign currency exchange rates, earnings on a non-GAAP basis increased, driven by the Tommy Hilfiger International revenue increase noted above, including the favorable impact of the TH China acquisition, as well as gross margin improvement in Europe. Partially offsetting this increase was an earnings decline in North America attributable to continued weakness in international tourist traffic and spending in Tommy Hilfiger’s U.S. stores, which drove more promotional selling, resulting in lower gross margins.

Heritage Brands
Revenue in the Heritage Brands business for the quarter decreased 14% to $347 million compared to the prior year period, principally resulting from the rationalization initiatives implemented in 2015 that will continue to impact the business throughout 2016, consisting of the exit from the Izod retail business and the discontinuation of several licensed product lines in the dress furnishings business. Also negatively impacting the second quarter of the current year was overall softness in the neckwear category and a shift in the timing of wholesale shipments into the third quarter from the second quarter as compared to the prior year period. Partially offsetting these decreases was an 11% increase in comparable store sales in the Van Heusen business.

Earnings before interest and taxes on a GAAP basis for the quarter was $12 million compared to $15 million in the prior year period. The prior year’s second quarter earnings included $11 million of costs incurred in connection with (i) the Warnaco integration and restructuring, (ii) the operation of and exit from the Izod retail business and (iii) the discontinuation of several licensed product lines in the dress furnishings business. The decrease in earnings before interest and taxes to $12 million on a GAAP basis in the second quarter (there were no non-GAAP exclusions) from $26 million on a non-GAAP basis in the prior year period, which excluded the $11 million of costs identified in the prior sentence, was driven by the overall revenue decline noted above and a deleveraging of expenses.

Second Quarter Consolidated Earnings:
Earnings before interest and taxes on a GAAP basis decreased $11 million to $143 million compared to $154 million in the prior year period principally driven by a net increase of $20 million of pre-tax costs that were excluded from earnings before interest and taxes on a non-GAAP basis in connection with (i) the TH China acquisition, (ii) the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, (iii) the Warnaco integration and restructuring, (iv) the amendment of the Company’s credit facility, (v) the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business and (vi) the operation of and exit from the Izod retail business.

Earnings before interest and taxes on a non-GAAP basis for the quarter was $183 million, inclusive of a $40 million negative impact due to foreign currency exchange rates, compared to $174 million in the prior year period.

Net interest expense of $28 million was flat compared to the prior year period.

Inventory levels were relatively flat compared to the prior year’s second quarter, despite acquiring inventory as part of the TH China acquisition.

Six Months Consolidated Results:
Earnings per share was $3.95 on a GAAP basis for the first six months of 2016 compared to $2.59 in the prior year period. Earnings per share was $2.97 on a non-GAAP basis for the first six months of 2016 compared to $2.87 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the first six months of 2016 included a $0.96 negative impact related to foreign currency exchange rates.

Revenue increased 3% on a GAAP basis to $3.85 billion (increased 4% on a constant currency basis) compared to the prior year period.

The revenue change was due to:

•
An 11% increase on a GAAP basis (14% increase on a constant currency basis) in the Calvin Klein business compared to the prior year period, driven by significant growth in Europe and the North America wholesale business. International retail comparable store sales increased 6%. North America retail comparable store sales decreased 4% driven by the continued weakness in traffic and consumer spending trends in Calvin Klein’s U.S. stores located in international tourist locations.

•
A 5% increase on a GAAP basis (6% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, driven principally by strong growth across Europe, including a 9% increase in comparable store sales, and the TH China acquisition, which was completed in April 2016. In the Tommy Hilfiger North America business, wholesale growth was more than offset by an 8% decline in comparable store sales compared to the prior year period, driven by continued

weakness in traffic and consumer spending trends in Tommy Hilfiger’s U.S. stores located in international tourist locations.

•
A 13% decrease in the Heritage Brands business compared to the prior year period, driven by the rationalization initiatives in the business, partially offset by an 11% increase in comparable store sales in the Van Heusen business.

Earnings before interest and taxes on a GAAP basis increased $107 million to $438 million compared to $331 million in the prior year period primarily due to the pre-tax noncash gain of $153 million recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition and a $22 million reduction in Warnaco integration and restructuring costs compared to the prior year period. These increases were partially offset by $50 million of pre-tax costs incurred in connection with the TH China acquisition, a portion of which was noncash and related to valuation adjustments and amortization of short-lived assets, and $16 million of pre-tax costs incurred in connection with the amendment of the Company’s credit facility. Such amounts were excluded from earnings before interest and taxes on a non-GAAP basis, as discussed below.

Earnings before interest and taxes on a non-GAAP basis was $371 million, inclusive of an $84 million negative impact due to foreign currency exchange rates, compared to $370 million in the prior year period. Excluding the negative impact of foreign currency exchange rates, the strong growth on a non-GAAP basis was driven by earnings increases in the Calvin Klein business and in the Tommy Hilfiger International business. Partially offsetting these increases were earnings declines in Tommy Hilfiger North America, principally due to continued weak performance in Tommy Hilfiger’s U.S. stores located in international tourist locations, and in the Heritage Brands business due to the overall revenue decline and a deleveraging of expenses resulting from the rationalization initiatives in the business.

Stock Repurchase Program:
During the first six months of 2016, the Company repurchased approximately 1.4 million shares of its common stock for $129 million (approximately 2.8 million shares for $255 million since inception) under the $500 million three-year stock repurchase program authorized by the Board of Directors in June 2015. Stock repurchases under this program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The stock repurchase program may be modified, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2016 Guidance:
The Company currently expects its full year 2016 earnings per share results will be negatively impacted compared to 2015 by approximately $1.60 per share attributable to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business. Approximately 85% of the negative impact is expected to be on a transactional basis and approximately 15% is expected to be due to currency translation. The negative impact on a transactional basis is primarily due to our international businesses purchasing inventory in U.S. dollars, as the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. The negative translation impact is related to the earnings generated in foreign markets, which will translate into fewer U.S. dollars.

The Company currently expects that the second half of 2016 will include an expense increase of approximately $40 million over the prior year period related to marketing and advertising (including a shift in advertising from the second quarter, as discussed earlier), as well as investments associated with the recent Calvin Klein creative team leadership change. The increase is expected to be evenly weighted throughout the third and fourth quarters.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company currently projects that 2016 earnings per share on a GAAP basis will be in a range of $7.50 to $7.60 compared to $6.89 in the prior year period. The Company currently projects that 2016 earnings per share on a non-GAAP basis will be in a range of $6.55 to $6.65 compared to $7.05 in the prior year period. Both 2016 earnings per share projections include approximately $1.60 per share negative impact related to foreign currency exchange rates, as described above.

Revenue in 2016 is currently projected to increase approximately 2% on a GAAP basis (increase approximately 3% on a constant currency basis) as compared to 2015. It is currently projected that revenue for the Calvin Klein business will increase approximately 5% on a GAAP basis (increase approximately 7% on a constant currency basis). Revenue for the Tommy Hilfiger business is currently projected to increase approximately 5% on both a GAAP and constant currency basis. Revenue for the Heritage Brands business is currently projected to decrease approximately 8% on a GAAP basis principally due to the rationalization initiatives implemented in 2015 that will continue to impact the business throughout 2016, consisting of the exit from the Izod retail business and the discontinuation of several licensed product lines in the dress furnishings business.

Net interest expense in 2016 is expected to be in a range of $117 million to $120 million compared to $113 million in 2015 primarily due to the negative impacts of the interest rate swap that commenced in February 2016 to convert a portion of the Company’s variable rate debt under its term loans to fixed rate debt and the issuance of €350 million of senior notes in June 2016, partially offset by the positive impacts from debt repayments made during 2015 and expected to be made in 2016 and the amendment of the Company’s credit facility in the second quarter of 2016. The Company currently estimates that the 2016 effective tax rate will be approximately 14% on a GAAP basis and approximately 20% on a non-GAAP basis.

The Company’s 2016 earnings per share estimate on a non-GAAP basis excludes approximately $85 million of expected pre-tax net gains, consisting of (i) approximately $70 million related to TH China, including the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value, partially offset by acquisition costs, primarily consisting of noncash valuation adjustments and amortization of short-lived assets and (ii)

approximately $15 million related to a payment expected to be made to the Company during the third quarter of 2016 to exit one of its Tommy Hilfiger retail flagship locations in Europe. These gains are expected to be partially offset by approximately $41 million of pre-tax costs, consisting of (i) approximately $25 million expected to be incurred in connection with the Warnaco integration and related restructuring, the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business, the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada and the restructuring associated with the new global creative strategy for Calvin Klein announced in April 2016 and (ii) $16 million incurred in connection with the amendment of the Company’s credit facility in the second quarter of 2016. Also excluded from the Company’s estimate of 2016 earnings per share on a non-GAAP basis are discrete tax benefits of $6 million recorded in the first quarter of 2016 related to the resolution of uncertain tax positions and the estimated tax effects of the above pre-tax items.

Third Quarter Guidance
The Company currently expects its third quarter 2016 earnings per share results will be negatively impacted compared to the third quarter of 2015 by approximately $0.45 per share related to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business.

The Company currently expects that the third quarter of 2016 will include an expense increase of approximately $20 million over the prior year period related to marketing and advertising (including a shift in advertising from the second quarter, as discussed earlier), as well as investments associated with the recent Calvin Klein creative team leadership change.

Third quarter 2016 earnings per share on a GAAP basis is currently projected to be in a range of $2.30 to $2.35 compared to $2.67 in the prior year period. The Company currently projects that third quarter 2016 earnings per share on a non-GAAP basis will be in a range of $2.35 to $2.40 compared to $2.66 in the prior year period. Both third quarter 2016 earnings per share projections include approximately $0.45 per share negative impact related to foreign currency exchange rates, as described above.

Revenue in the third quarter of 2016 is currently projected to increase approximately 3% on both a GAAP and constant currency basis compared to the prior year period. Revenue for the Calvin Klein business in the third quarter is currently projected to increase approximately 6% on both a GAAP and constant currency basis. Revenue for the Tommy Hilfiger business in the third quarter is currently projected to increase approximately 5% on a GAAP basis (increase approximately 6% on a constant currency basis). Revenue for the Heritage Brands business in the third quarter is currently projected to decrease approximately 6% on a GAAP basis, principally due to the rationalization of the business, as discussed earlier in this release.

The Company currently projects that third quarter 2016 net interest expense will be approximately $30 million compared to $27 million in the prior year period, primarily due to the negative impacts of the interest rate swap noted above and the issuance of €350 million of senior notes in June 2016, partially offset by the positive impacts of debt repayments made during 2015 and the first half of 2016 and the amendment of the Company’s credit facility in the second quarter of 2016. The Company currently estimates that the third quarter effective tax rate will be in a range of 16% to 17%.

The Company’s third quarter earnings per share estimate on a non-GAAP basis excludes (i) approximately $3 million of pre-tax costs expected to be incurred in connection with the Warnaco integration and related restructuring and the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, (ii) approximately $16 million of pre-tax costs expected to be incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets and (iii) a pre-tax gain of approximately $15 million related to a payment expected to be made to the Company to exit one of its Tommy Hilfiger retail flagship locations in Europe. The estimated tax effects of the above pre-tax items are also excluded from the Company’s third quarter 2016 earnings per share estimate on a non-GAAP basis.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $12 million expected to be incurred in 2016 in connection with the integration of Warnaco and the related restructuring, of which $7 million was incurred in the first quarter, $2 million was incurred in the second quarter and approximately $2 million is expected to be incurred in the third quarter.

•	Pre-tax costs of $3 million incurred in the first quarter of 2016 related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business.

•
Pre-tax costs of approximately $4 million expected to be incurred in 2016 in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, of which $1 million was incurred in the first quarter, $1 million was incurred in the second quarter and approximately $1 million is expected to be incurred in the third quarter.

•	Pre-tax costs of $6 million incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for Calvin Klein announced in April 2016.

•
Pre-tax noncash gain of $153 million recorded in the first quarter of 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, which was completed in the first quarter of 2016. Partially offsetting the pre-tax gain are pre-tax costs of approximately $83 million expected to be incurred in 2016, which primarily consist of noncash charges related to valuation adjustments and amortization of short-lived assets. Of these pre-tax costs, $30 million was incurred in the first quarter, $20 million was incurred in the second quarter and approximately $16 million is expected to be incurred in the third quarter.

•	Pre-tax costs of $16 million incurred in the second quarter of 2016 in connection with the amendment of the Company’s credit facility.

•
Pre-tax gain of approximately $15 million expected to be recorded in the third quarter of 2016 related to a payment expected to be made to the Company to exit one of its Tommy Hilfiger retail flagship locations in Europe.

•	Discrete tax benefits of $6 million recorded in the first quarter of 2016 related to the resolution of uncertain tax positions.

•
Pre-tax costs of $73 million incurred in 2015 in connection with the integration of Warnaco and the related restructuring, of which $19 million was incurred in the first quarter, $13 million was incurred in the second quarter, $19 million was incurred in the third quarter and $23 million was incurred in the fourth quarter.

•
Pre-tax costs of $17 million incurred in 2015 principally related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business, of which $3 million was incurred in the second quarter, $13 million was incurred in the third quarter and less than $1 million was incurred in the fourth quarter.

•
Pre-tax costs of $10 million incurred in 2015 related to the operation of and exit from the Izod retail business, of which $1 million was incurred in the first quarter, $6 million was incurred in the second quarter, $3 million was incurred in the third quarter and $1 million was incurred in the fourth quarter.

•	Pre-tax costs of $3 million incurred in the fourth quarter of 2015 in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada.

•	A pre-tax gain of $2 million recorded in the second quarter of 2015 on the Company’s equity investment in the parent company of the Karl Lagerfeld brand.

•	A pre-tax gain of $20 million recorded in the fourth quarter of 2015 related to recognized actuarial gains on retirement plans.

•
Discrete tax benefits of $35 million recorded in 2015 primarily related to the resolution of uncertain tax positions and the impact of recently enacted tax law and tax rate changes on deferred taxes, of which $2 million was recorded in the first quarter, $1 million was recorded in the second quarter, $19 million was recorded in the third quarter and $13 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the U.S. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in U.S. dollars and, as the U.S. dollar strengthens, the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency financial information by translating its foreign revenues and profit for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).  Additionally, for international businesses that purchase inventory in U.S. dollars, the Company calculates cost of goods sold for the current period on a constant currency basis assuming such inventory was purchased at the average exchange rates in effect during the comparable prior year period.

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 7 and the sections entitled “Reconciliations of 2016 Constant Currency Amounts” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its second quarter earnings release is scheduled for Thursday, August 25, 2016 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 4530030. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the disposal of the net assets of a divested entity; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (ix) the Company’s results could be adversely affected by the strengthening of the U.S. dollar against major foreign currencies in which we transact business; (x) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses that are recorded immediately in earnings, generally in the fourth quarter of the year; and (xi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Six Months Ended
	7/31/16	8/2/15	7/31/16	8/2/15

Net sales	$1,845.4	$1,765.9	$3,663.1	$3,551.0
Royalty revenue	69.9	75.4	147.0	149.6
Advertising and other revenue	18.0	22.7	41.0	42.7
Total revenue	$1,933.3	$1,864.0	$3,851.1	$3,743.3

Gross profit on net sales	$945.9	$904.0	$1,852.7	$1,795.4
Gross profit on royalty, advertising and other revenue	87.9	98.1	188.0	192.3
Total gross profit	1,033.8	1,002.1	2,040.7	1,987.7

Selling, general and administrative expenses	874.7	850.5	1,739.9	1,665.4

Debt modification and extinguishment costs	15.8		15.8

Gain to write-up equity investment in joint venture to fair value			153.1

Equity in net (loss) income of unconsolidated affiliates	(0.3)	2.5	(0.5)	8.6

Earnings before interest and taxes	143.0	154.1	437.6	330.9

Interest expense, net	28.1	28.0	57.1	57.8

Pre-tax income	114.9	126.1	380.5	273.1

Income tax expense	24.4	23.9	58.4	56.8

Net income	90.5	102.2	322.1	216.3

Less: Net loss attributable to redeemable non-controlling interest (1)	—		—

Net income attributable to PVH Corp.	$90.5	$102.2	$322.1	$216.3

Diluted net income per common share attributable to PVH Corp. (2)	$1.11	$1.22	$3.95	$2.59

	Quarter Ended		Six Months Ended
	7/31/16	8/2/15	7/31/16	8/2/15

Depreciation and amortization expense	$82.6	$63.0	$153.2	$124.0

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	On June 29, 2016, the Company and Arvind Limited formed a joint venture in Ethiopia, PVH Arvind Manufacturing Private Limited Company, in which the Company owns a 75% interest.

(2)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results for the periods ended July 31, 2016 and August 2, 2015 excluding (i) the costs incurred in the first and second quarters of 2016 and 2015 in connection with its integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the costs incurred in the first quarter of 2016 and the second quarter of 2015 in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (iii) the costs incurred in the first and second quarters of 2016 in connection with the licensing to G-III Apparel Group, Ltd. (“G-III”) of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, which will result in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business in the fourth quarter of 2016; (iv) the costs incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded in the first quarter of 2016 to write-up its equity investment in TH Asia, Ltd. (“TH China”), its joint venture for Tommy Hilfiger in China, to fair value in connection with the acquisition of the 55% interest that it did not already own, which was completed in April 2016 (the “TH China acquisition”); (vi) the one-time costs recorded in the first quarter of 2016 on its equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in the first and second quarters of 2016 in connection with the TH China acquisition, a portion of which were noncash charges related to valuation adjustments and amortization of short-lived assets; (viii) the costs incurred in the second quarter of 2016 related to the amendment of its credit facility; (ix) the costs incurred in the first and second quarters of 2015 in connection with the operation of and exit from its Izod retail business; (x) the gain recorded in the second quarter of 2015 on its equity investment in the parent company of the Karl Lagerfeld brand (“Karl Lagerfeld”); (xi) the tax effects associated with the foregoing items; and (xii) the tax benefits recorded in the first quarter of 2016 and the first and second quarters of 2015 associated with discrete items related to the resolution of uncertain tax positions, which are on a non-GAAP basis, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 7 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Six Months Ended
	7/31/16	8/2/15	7/31/16	8/2/15

Non-GAAP Measures
Total gross profit(1)	$1,038.2	$991.8	$2,046.2	$1,962.4
Selling, general and administrative expenses(2)	855.2	818.0	1,680.4	1,598.6
Equity in net income of unconsolidated affiliates(3)		0.3	5.4	6.4
Earnings before interest and taxes(4)	182.7	174.1	371.2	370.2
Income tax expense(5)	34.8	31.4	71.5	73.0
Net income attributable to PVH Corp.(6)	119.8	114.7	242.6	239.4
Diluted net income per common share attributable to PVH Corp.(7)	$1.47	$1.37	$2.97	$2.87

Depreciation and amortization expense(8)	$67.1	$61.3	$132.3	$120.8

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

(1) Please see Table 3 for reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(3) Please see Table 5 for reconciliations of GAAP equity in net income (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(4) Please see Table 2 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(5)    Please see Table 6 for reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(6) Please see Table 1 for reconciliations of GAAP net income to net income on a non-GAAP basis.
(7) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(8) Please see Table 7 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/16	8/2/15	7/31/16	8/2/15

Net income attributable to PVH Corp.	$90.5	$102.2	$322.1	$216.3

Diluted net income per common share attributable to PVH Corp.(1)	$1.11	$1.22	$3.95	$2.59

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	4.4		5.5

Gross profit associated with the operation of and exit from the Izod retail business		(10.3)		(25.3)

SG&A expenses associated with the integration of Warnaco and related restructuring	2.3	13.1	9.8	31.9

SG&A expenses associated with the operation of and exit from the Izod retail business		16.1		31.6

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		3.3	2.6	3.3

SG&A expenses associated with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada	1.3		2.6

SG&A expenses associated with the new global creative strategy for Calvin Klein and related restructuring			5.5

SG&A expenses associated with the TH China acquisition (a portion of which is amortization of short-lived assets)	15.9		39.0

Gain to write-up the Company’s equity investment in TH China to fair value			(153.1)

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net (loss) income of unconsolidated affiliates)			5.9

Gain recorded on the equity investment in Karl Lagerfeld (recorded in equity in net (loss) income of unconsolidated affiliates)		(2.2)		(2.2)

Debt modification and extinguishment costs	15.8		15.8

Tax effects of the above items(2)	(10.4)	(6.8)	(7.3)	(13.2)

Discrete tax benefits related to the resolution of uncertain tax positions		(0.7)	(5.8)	(3.0)

Net income on a non-GAAP basis attributable to PVH Corp.	$119.8	$114.7	$242.6	$239.4

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.47	$1.37	$2.97	$2.87

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 6 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/16	8/2/15	7/31/16	8/2/15

Earnings before interest and taxes	$143.0	$154.1	$437.6	$330.9

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	4.4		5.5

Gross profit associated with the operation of and exit from the Izod retail business		(10.3)		(25.3)

SG&A expenses associated with the integration of Warnaco and related restructuring	2.3	13.1	9.8	31.9

SG&A expenses associated with the operation of and exit from the Izod retail business		16.1		31.6

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		3.3	2.6	3.3

SG&A expenses associated with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada	1.3		2.6

SG&A expenses associated with the new global creative strategy for Calvin Klein and related restructuring			5.5

SG&A expenses associated with the TH China acquisition (a portion of which is amortization of short-lived assets)	15.9		39.0

Gain to write-up the Company’s equity investment in TH China to fair value			(153.1)

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net (loss) income of unconsolidated affiliates)			5.9

Gain recorded on the equity investment in Karl Lagerfeld (recorded in equity in net (loss) income of unconsolidated affiliates)		(2.2)		(2.2)

Debt modification and extinguishment costs	15.8		15.8

Earnings before interest and taxes on a non-GAAP basis	$182.7	$174.1	$371.2	$370.2

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/16	8/2/15	7/31/16	8/2/15

Gross profit	$1,033.8	$1,002.1	$2,040.7	$1,987.7

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	4.4		5.5

Gross profit associated with the operation of and exit from the Izod retail business		(10.3)		(25.3)

Gross profit on a non-GAAP basis	$1,038.2	$991.8	$2,046.2	$1,962.4

Table 4 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/16	8/2/15	7/31/16	8/2/15

SG&A	$874.7	$850.5	$1,739.9	$1,665.4

Items excluded:

SG&A expenses associated with the integration of Warnaco and related restructuring	(2.3)	(13.1)	(9.8)	(31.9)

SG&A expenses associated with the operation of and exit from the Izod retail business		(16.1)		(31.6)

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		(3.3)	(2.6)	(3.3)

SG&A expenses associated with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada	(1.3)		(2.6)

SG&A expenses associated with the new global creative strategy for Calvin Klein and related restructuring			(5.5)

SG&A expenses associated with the TH China acquisition (a portion of which is amortization of short-lived assets)	(15.9)		(39.0)

SG&A on a non-GAAP basis	$855.2	$818.0	$1,680.4	$1,598.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliations of GAAP equity in net income (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/2/15	7/31/16	8/2/15

Equity in net income (loss) of unconsolidated affiliates	$2.5	$(0.5)	$8.6

Items excluded:

One-time expenses recorded on the Company’s equity investment in TH China		5.9

Gain recorded on the equity investment in Karl Lagerfeld	(2.2)		(2.2)

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$0.3	$5.4	$6.4

Table 6 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/16	8/2/15	7/31/16	8/2/15

Income tax expense	$24.4	$23.9	$58.4	$56.8

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	10.4	6.8	7.3	13.2

Discrete tax benefits related to the resolution of uncertain tax positions		0.7	5.8	3.0

Income tax expense on a non-GAAP basis	$34.8	$31.4	$71.5	$73.0

(1) The estimated tax effects associated with the Company’s non-GAAP exclusions are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/16	8/2/15	7/31/16	8/2/15

Depreciation and amortization expense	$82.6	$63.0	$153.2	$124.0

Items excluded:

Amortization of short-lived assets associated with the TH China acquisition	(14.2)		(17.9)

Depreciation and amortization associated with licensing to G-III the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada	(1.3)		(2.6)

Depreciation and amortization associated with the integration of Warnaco and related restructuring		(1.7)	(0.4)	(3.2)

Depreciation and amortization expense on a non-GAAP basis	$67.1	$61.3	$132.3	$120.8

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	7/31/16				8/2/15
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$90.5	$(29.3)		$119.8	$102.2	$(12.5)		$114.7

Weighted average common shares	80.7			80.7	82.7			82.7
Weighted average dilutive securities	0.6			0.6	0.8			0.8
Total shares	81.3			81.3	83.5			83.5

Diluted net income per common share attributable to PVH Corp.	$1.11			$1.47	$1.22			$1.37

	Six Months Ended				Six Months Ended
	7/31/16				8/2/15
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$322.1	$79.5		$242.6	$216.3	$(23.1)		$239.4

Weighted average common shares	81.0			81.0	82.6			82.6
Weighted average dilutive securities	0.6			0.6	0.8			0.8
Total shares	81.6			81.6	83.4			83.4

Diluted net income per common share attributable to PVH Corp.	$3.95			$2.97	$2.59			$2.87

(1)
Represents the impact on net income in the periods ended July 31, 2016 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, a portion of which were noncash charges related to valuation adjustments and amortization of short-lived assets; (viii) the costs incurred in connection with the amendment of the Company’s credit facility; (ix) the tax effects associated with the foregoing items; and (x) the tax benefits associated with discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended August 2, 2015 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the operation of and exit from the Izod retail business; (iii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the gain recorded on the equity investment in Karl Lagerfeld; (v) the tax effects associated with the foregoing items; and (vi) the tax benefits associated with discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	7/31/16	8/2/15
ASSETS
Current Assets:
Cash and Cash Equivalents	$741.7	$466.7
Receivables	594.3	617.8
Inventories	1,412.1	1,402.6
Other Current Assets	190.9	228.6
Total Current Assets	2,939.0	2,715.7
Property, Plant and Equipment	736.0	708.9
Goodwill and Other Intangible Assets	7,288.1	6,920.8
Other Assets	216.7	286.7
	$11,179.8	$10,632.1

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,368.8	$1,249.2
Short-Term Borrowings	19.4	8.1
Current Portion of Long-Term Debt	—	111.7
Other Liabilities	1,629.8	1,616.5
Long-Term Debt	3,358.2	3,236.8
Redeemable Non-Controlling Interest	0.1	—
Stockholders’ Equity	4,803.5	4,409.8
	$11,179.8	$10,632.1

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	7/31/16	8/2/15

Calvin Klein North America
Net sales	$361.3	$317.6
Royalty revenue	28.0	29.5
Advertising and other revenue	8.7	11.1
Total	398.0	358.2

Calvin Klein International
Net sales	306.2	264.8
Royalty revenue	16.8	18.3
Advertising and other revenue	5.4	7.3
Total	328.4	290.4

Total Calvin Klein
Net sales	667.5	582.4
Royalty revenue	44.8	47.8
Advertising and other revenue	14.1	18.4
Total	726.4	648.6

Tommy Hilfiger North America
Net sales	396.0	384.8
Royalty revenue	9.2	9.9
Advertising and other revenue	2.2	2.6
Total	407.4	397.3

Tommy Hilfiger International
Net sales	442.1	400.2
Royalty revenue	10.1	12.3
Advertising and other revenue	0.6	0.9
Total	452.8	413.4

Total Tommy Hilfiger
Net sales	838.1	785.0
Royalty revenue	19.3	22.2
Advertising and other revenue	2.8	3.5
Total	860.2	810.7

Heritage Brands Wholesale
Net sales	270.7	308.0
Royalty revenue	5.2	4.8
Advertising and other revenue	1.1	0.8
Total	277.0	313.6

Heritage Brands Retail
Net sales	69.1	90.5
Royalty revenue	0.6	0.6
Advertising and other revenue	0.0	0.0
Total	69.7	91.1

Total Heritage Brands
Net sales	339.8	398.5
Royalty revenue	5.8	5.4
Advertising and other revenue	1.1	0.8
Total	346.7	404.7

Total Revenue
Net sales	1,845.4	1,765.9
Royalty revenue	69.9	75.4
Advertising and other revenue	18.0	22.7
Total	$1,933.3	$1,864.0

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	7/31/16			8/2/15
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$55.2		$55.2	$46.1	$(0.8)	$46.9

Calvin Klein International	50.5		50.5	34.7	0.2	34.5

Total Calvin Klein	105.7		105.7	80.8	(0.6)	81.4

Tommy Hilfiger North America	46.1	$(1.3)	47.4	58.8		58.8

Tommy Hilfiger International	29.5	(20.3)	49.8	38.9		38.9

Total Tommy Hilfiger	75.6	(21.6)	97.2	97.7		97.7

Heritage Brands Wholesale	8.3		8.3	17.3	(5.4)	22.7

Heritage Brands Retail	3.7		3.7	(2.7)	(5.8)	3.1

Total Heritage Brands	12.0		12.0	14.6	(11.2)	25.8

Corporate	(50.3)	(18.1)	(32.2)	(39.0)	(8.2)	(30.8)

Total earnings before interest and taxes	$143.0	$(39.7)	$182.7	$154.1	$(20.0)	$174.1

(1)
Adjustments for the quarter ended July 31, 2016 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada; (iii) the costs incurred in connection with the TH China acquisition, principally consisting of noncash charges related to valuation adjustments and amortization of short-lived assets; and (iv) the costs incurred in connection with the amendment of the Company’s credit facility.

(2)
Adjustments for the quarter ended August 2, 2015 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the operation of and exit from the Izod retail business, (iii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; and (iv) the gain recorded on the equity investment in Karl Lagerfeld.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	7/31/16	8/2/15
Calvin Klein North America
Net sales	$700.1	$616.9
Royalty revenue	58.3	59.2
Advertising and other revenue	20.2	20.9
Total	778.6	697.0

Calvin Klein International
Net sales	622.5	556.4
Royalty revenue	35.4	36.0
Advertising and other revenue	12.6	13.1
Total	670.5	605.5

Total Calvin Klein
Net sales	1,322.6	1,173.3
Royalty revenue	93.7	95.2
Advertising and other revenue	32.8	34.0
Total	1,449.1	1,302.5

Tommy Hilfiger North America
Net sales	717.1	726.3
Royalty revenue	20.2	19.5
Advertising and other revenue	4.7	5.4
Total	742.0	751.2

Tommy Hilfiger International
Net sales	886.7	800.4
Royalty revenue	21.7	24.4
Advertising and other revenue	1.6	1.8
Total	910.0	826.6

Total Tommy Hilfiger
Net sales	1,603.8	1,526.7
Royalty revenue	41.9	43.9
Advertising and other revenue	6.3	7.2
Total	1,652.0	1,577.8

Heritage Brands Wholesale
Net sales	609.9	675.5
Royalty revenue	10.2	9.4
Advertising and other revenue	1.8	1.4
Total	621.9	686.3

Heritage Brands Retail
Net sales	126.8	175.5
Royalty revenue	1.2	1.1
Advertising and other revenue	0.1	0.1
Total	128.1	176.7

Total Heritage Brands
Net sales	736.7	851.0
Royalty revenue	11.4	10.5
Advertising and other revenue	1.9	1.5
Total	750.0	863.0

Total Revenue
Net sales	3,663.1	3,551.0
Royalty revenue	147.0	149.6
Advertising and other revenue	41.0	42.7
Total	$3,851.1	$3,743.3

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	7/31/16			8/2/15
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$93.3	$(2.9)	$96.2	$86.5	$(2.9)	$89.4

Calvin Klein International	102.7	(5.4)	108.1	84.0	(3.7)	87.7

Total Calvin Klein	196.0	(8.3)	204.3	170.5	(6.6)	177.1

Tommy Hilfiger North America	69.1	(2.6)	71.7	89.1		89.1

Tommy Hilfiger International	212.8	102.7	110.1	100.7		100.7

Total Tommy Hilfiger	281.9	100.1	181.8	189.8		189.8

Heritage Brands Wholesale	36.2	(3.0)	39.2	47.6	(9.0)	56.6

Heritage Brands Retail	5.8		5.8	(2.8)	(6.3)	3.5

Total Heritage Brands	42.0	(3.0)	45.0	44.8	(15.3)	60.1

Corporate	(82.3)	(22.4)	(59.9)	(74.2)	(17.4)	(56.8)

Total earnings before interest and taxes	$437.6	$66.4	$371.2	$330.9	$(39.3)	$370.2

(1)
Adjustments for the six months ended July 31, 2016 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, a portion of which were noncash charges related to valuation adjustments and amortization of short-lived assets; and (viii) the costs incurred in connection with the amendment of the Company’s credit facility.

(2)
Adjustments for six months ended August 2, 2015 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the operation of and exit from the Izod retail business, (iii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; and (iv) the gain recorded on the equity investment in Karl Lagerfeld.

PVH CORP.
Reconciliations of 2016 Constant Currency Amounts
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the U.S. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in U.S. dollars and, as the U.S. dollar strengthens, the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency financial information by translating its foreign revenues and profit for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).  Additionally, for international businesses that purchase inventory in U.S. dollars, the Company calculates cost of goods sold for the current period on a constant currency basis assuming such inventory was purchased at the average exchange rates in effect during the comparable prior year period.
Constant currency performance should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Impact of Foreign Exchange	Constant Currency
	7/31/16	8/2/15

Calvin Klein North America	$398.0	$358.2	11.1%	(1.3)%	12.4%
Calvin Klein International	328.4	290.4	13.1%	(4.0)%	17.1%
Total Calvin Klein	726.4	648.6	12.0%	(2.5)%	14.5%

Tommy Hilfiger North America	$407.4	$397.3	2.5%	(0.7)%	3.2%
Tommy Hilfiger International	452.8	413.4	9.5%	(1.7)%	11.2%
Total Tommy Hilfiger	860.2	810.7	6.1%	(1.2)%	7.3%

Total Revenue	$1,933.3	$1,864.0	3.7%	(1.5)%	5.2%

	GAAP Revenue		% Change
	Six Months Ended		GAAP	Impact of Foreign Exchange	Constant Currency
	7/31/16	8/2/15

Total Calvin Klein	$1,449.1	1,302.5	11.3%	(2.7)%	14.0%

Total Tommy Hilfiger	$1,652.0	$1,577.8	4.7%	(0.9)%	5.6%

Total Revenue	$3,851.1	$3,743.3	2.9%	(1.4)%	4.3%

PVH CORP.
Reconciliations of 2016 Constant Currency Amounts (continued)
(In millions)

	Total Calvin Klein Earnings Before Interest and Taxes
	GAAP	Adjustments (1)	Non-GAAP	Impact of Foreign Exchange	Constant Currency

Quarter Ended 7/31/16	$105.7	$—	$105.7	$(15.4)	$121.1
Quarter Ended 8/2/15	80.8	(0.6)	81.4	—	81.4
% Change			29.9%		48.8%

	Total Tommy Hilfiger Earnings Before Interest and Taxes
	GAAP	Adjustments (1)	Non-GAAP	Impact of Foreign Exchange	Constant Currency

Quarter Ended 7/31/16	$75.6	$(21.6)	$97.2	$(23.7)	$120.9
Quarter Ended 8/2/15	97.7	—	97.7	—	97.7
% Change			(0.5)%		23.7%

	Total Earnings Before Interest and Taxes
	GAAP	Adjustments (1)	Non-GAAP	Impact of Foreign Exchange	Constant Currency

Quarter Ended 7/31/16	$143.0	$(39.7)	$182.7	$(40.2)	$222.9
Quarter Ended 8/2/15	154.1	(20.0)	174.1	—	174.1
% Change			4.9%		28.0%

	Total Earnings Before Interest and Taxes
	GAAP	Adjustments (1)	Non-GAAP	Impact of Foreign Exchange	Constant Currency

Six Months Ended 7/31/16	$437.6	$66.4	$371.2	$(83.5)	$454.7
Six Months Ended 8/2/15	330.9	(39.3)	370.2	—	370.2
% Change			0.3%		22.8%

(1)
Represents the impact from the elimination of i) the costs incurred in the first and second quarters of 2016 and 2015 in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in the first quarter of 2016 and the second quarter of 2015 in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in the first and second quarters of 2016 in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada; (iv) the costs incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded in the first quarter of 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded in the first quarter of 2016 on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in the first and second quarters of 2016 in connection with the TH China acquisition, a portion of which were noncash charges related to valuation adjustments and amortization of short-lived assets; (viii) the costs incurred in the second quarter of 2016 in connection with the amendment of the Company’s credit facility; (ix) the costs incurred in the first and second quarters of 2015 in connection with the operation of and exit from the Izod retail business; and (x) the gain recorded in the second quarter of 2015 on the equity investment in Karl Lagerfeld. Please see Table 2 in the section entitled “Reconciliations of GAAP to Non-GAAP Amounts” for more detail.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2016 estimated results excluding (a) the costs expected to be incurred in connection with its integration of Warnaco and the related restructuring; (b) the costs incurred in the first quarter in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (c) the costs expected to be incurred in connection with the licensing to G-III of its Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, which will result in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business in the fourth quarter of 2016; (d) the costs incurred in the first quarter in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (e) the noncash gain recorded in the first quarter to write-up its equity investment in TH China in connection with the TH China acquisition; (f) the one-time costs recorded in the first quarter on its equity investment in TH China prior to the TH China acquisition closing; (g) the costs expected to be incurred in connection with the TH China acquisition, which primarily consist of noncash charges related to valuation adjustments and amortization of short-lived assets; (h) the costs incurred in the second quarter in connection with the amendment of its credit facility; (i) the pre-tax gain expected to be recorded in the third quarter of 2016 related to a payment expected to be made to the Company to exit one of its Tommy Hilfiger retail flagship locations in Europe; (j) the estimated tax effects associated with these costs; and (k) the tax benefits recorded in the first quarter of 2016 associated with discrete items related to the resolution of uncertain tax positions. The 2016 estimated results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies. The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Net Income Per Common Share Reconciliations	Current Guidance		Previous Guidance
	Full Year 2016 (Estimated)	Third Quarter 2016 (Estimated)	Full Year 2016 (Estimated)	Second Quarter 2016 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$7.50 - $7.60	$2.30 - $2.35	$6.72 - $6.82	$0.88 - $0.93
Estimated per common share impact of items identified as non-GAAP exclusions	$0.95	$(0.05)	$0.27	$(0.37)
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$6.55 - $6.65	$2.35 - $2.40	$6.45 - $6.55	$1.25 - $1.30

2016 Tax Rate Reconciliation	Full Year 2016 (Estimated)

GAAP tax rate	14%
Estimated tax effects of items identified as non-GAAP exclusions and discrete tax benefits related to the resolution of uncertain tax positions	(6)%
Tax rate on a non-GAAP basis	20%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2016 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2016 (Estimated) (Consolidated)	Full Year 2016 (Estimated) (Calvin Klein)	Full Year 2016 (Estimated) (Tommy Hilfiger)	Third Quarter 2016 (Estimated) (Consolidated)	Third Quarter 2016 (Estimated) (Calvin Klein)	Third Quarter 2016 (Estimated) (Tommy Hilfiger)

GAAP revenue increase	2%	5%	5%	3%	6%	5%
Impact of foreign exchange	(1)%	(2)%	—%	—%	—%	(1)%
Non-GAAP revenue increase on a constant currency basis	3%	7%	5%	3%	6%	6%

Please refer to the section entitled “Reconciliations of 2016 Constant Currency Amounts” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

(In millions, except per share data)

	Full Year 2015				Third Quarter 2015
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income	$572.4	$(13.3)		$585.7	$221.9	$0.8		$221.1
Total weighted average shares	83.1			83.1	83.1			83.1

Diluted net income per common share	$6.89			$7.05	$2.67			$2.66

(1) Represents the impact on net income in the year ended January 31, 2016 from the elimination of (i) $73.4 million of costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) $10.3 million of costs incurred in connection with the operation of and exit from the Izod retail business; (iii) $16.5 million of costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) $3.2 million of costs incurred in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada; (v) the gain of $2.2 million recorded on the equity investment in Karl Lagerfeld; (vi) the recognized actuarial gain of $20.2 million on retirement plans; (vii) $33.2 million of tax effects associated with the foregoing items; and (viii) the tax benefits of $34.5 million associated with discrete items primarily related to the resolution of uncertain tax positions and the impact of enacted tax law and tax rate changes on deferred taxes.

(2) Represents the impact on net income in the quarter ended November 1, 2015 from the elimination of (i) $18.9 million of costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) $2.8 million of costs incurred in connection with the operation of and exit from the Izod retail business; (iii) $13.1 million of costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) $17.1 million of tax effects associated with the foregoing items; and (v) the tax benefits of $18.5 million associated with discrete items related to the resolution of uncertain tax positions.